                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A




                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (EVENT):    October 13, 1998






                          RANKIN AUTOMOTIVE GROUP, INC.
             (Exact name of registrant as specified in its charter)





COMMISSION FILE NO:   0-28812


                Louisiana                                        72-0838383
---------------------------------------------         ----------------------------------
(State or other jurisdiction of incorporation)       (I.R.S. Employer Identification No.)


         3709 S. MacArthur Drive
             Alexandria, LA                                         71302
---------------------------------------------         ----------------------------------
(Address of principal executive offices)                         (Zip code)



                                 (318) 487-1081
               Registrant's telephone number, including Area Code

Item 2.  Amendment to File Acquisition Financial Statements

         On October 28, 1998, Rankin Automotive Group, Inc. ("the Company") filed a report on Form 8-K with respect to its acquisition of an auto parts distribution center operated by A.P.S., Inc. located in Monroe, Louisiana. At the time of the filing, it was impracticable to provide the financial statements and proforma financial information required to be filed relative to the acquired assets, and the Company stated in a report on Form 8-K that it intended to file the required financial statements and proforma financial information as soon as practicable, but no later than December 28, 1998. By filing this Form 8-K/A, the Company is amending and restating Item 7 of the Form 8-K to include such required financial statements and pro forma financial information.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         a.       Financial Statements of Businesses Acquired.

         Monroe Distribution Center Financial Statements and Report of Independent Accountants as of July 25, 1998 and 1997 (unaudited) and January 31, 1998 and January 25, 1997 (audited) and for the six months ended July 25, 1998 and 1997 (unaudited) and for the years ended January 31, 1998 and January 25, 1997 (audited).

         b.       Pro Forma Financial Information

         Rankin Automotive Group, Inc. Pro Forma Condensed Financial Statements

         Rankin Automotive Group, Inc. Pro Forma Condensed Balance Sheet at
                  August 25, 1998 (unaudited)

         Rankin Automotive Group, Inc. Notes to Pro Forma Condensed Balance
                  Sheet at August 25, 1998 (unaudited)

         Rankin Automotive Group, Inc. Pro Forma Condensed Statement of Operations for the year ended February 25, 1998 (unaudited)

         Rankin Automotive Group, Inc. Pro Forma Combined Statement of Operations for the six months ended August 25, 1998 (unaudited)

         Rankin Automotive Group, Inc. Notes to Pro Forma Condensed Statement of Operations for the year ended February 25, 1998 (unaudited) and six months ended August 25, 1998 (unaudited)

RANKIN AUTOMOTIVE GROUP, INC.

PRO FORMA CONDENSED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


The unaudited Pro Forma Condensed Balance Sheet gives effect to acquisition by the Company of the auto parts distribution center operated by A.P.S., Inc. in Monroe, Louisiana ("Monroe DC") on October 13, 1998 as if it had occurred on August 25, 1998. The unaudited Pro Forma Condensed Statement of Operations for the six months ended August 25, 1998 gives effect to the acquisition as if it had occurred on February 26, 1997. The unaudited Pro Forma Condensed Statement of Operations for the year ended February 25, 1998 gives effect to the acquisition as if it had occurred on February 26, 1997.

The unaudited Pro Forma Condensed Financial Statements are based on (i) the Company's audited Statement of Operations for the year ended February 25, 1998, unaudited Statement of Operations for the six months ended August 25, 1998 and unaudited Balance Sheet as of August 25, 1998 and (ii) the Monroe DC's audited Statement of Income for the year ended January 31, 1998, unaudited Statement of Income for the six months ended July 25, 1998 and unaudited Balance Sheet as of July 25, 1998.

The acquisition is being accounted for under the purchase method of accounting. The total purchase price for the acquisition is being allocated to tangible and identifiable intangible assets and liabilities based on management's estimate of their fair values. The Company currently anticipates that the fair market value of the tangible assets acquired will approximate the cost of the acquisition and that no significant positive or negative goodwill will result from the acquisition. The Company is currently evaluating the fair market value of the assets purchased and will make appropriate adjustments as soon as that evaluation is complete.

The Company acquired the Monroe DC with the intent of being able to purchase merchandise at a lower cost and of gaining other operating efficiencies. No adjustments have been made to reflect these potential savings, if any, in these pro forma financial statements since management of the Company has no objective basis to arrive at the exact amount of these potential savings.

The unaudited Pro Forma Condensed Financial Statements do not purport to be indicative of the combined results of operations that actually would have occurred if the transaction described above had been effected at the dates indicated or to project future results of operations for any period. The unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the Company's Financial Statements and the Monroe DC's Financial Statements and respective related notes thereto.

RANKIN AUTOMOTIVE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
AUGUST 25, 1998 (IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                                            PRO FORMA
                                                                              MONROE         PRO FORMA          AS
ASSETS                                                           RANKIN         DC          ADJUSTMENTS      ADJUSTED
                                                                              (1) (2)
CURRENT ASSETS:
  Cash                                                          $  4,015     $      1        $ (3,600)(4)    $    416
  Accounts receivable                                              2,842        3,566          (1,700)(4)       4,708
  Inventories                                                     13,488        6,168          (1,023)(4)      18,633
  Prepaid expenses and other current assets                          243           91             (60)(3)         274
                                                                --------     --------        --------        --------

          Total current assets                                    20,588        9,826          (6,383)         24,031

PROPERTY AND EQUIPMENT, Net                                        2,036          143            --             2,179

OTHER NONCURRENT ASSETS                                             --            579            (465)(3)         114

INTANGIBLE ASSETS                                                    606          850            (850)(3)         606
                                                                --------     --------        --------        --------

TOTAL                                                           $ 23,230     $ 11,398        $ (7,698)       $ 26,930
                                                                ========     ========        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable, trade                                       $  3,862     $    397        $   (397)(3)    $  3,862
  Accrued expenses                                                   480          247            (247)(3)         480
  Notes payable and current portion of long-term debt                217         --             1,500           1,717
                                                                --------     --------        --------        --------

           Total current liabilities                               4,559          644             856           6,059

LIABILITIES SUBJECT TO SETTLEMENT                                   --          2,078          (2,078)(3)        --

LONG-TERM DEBT, less current portion                               5,861                        2,200           8,061

STOCKHOLDERS' EQUITY:
  Common stock                                                        46                                           46
  Additional paid-in capital                                      13,084                                       13,084
  Accumulated deficit                                               (125)                                        (125)
  Owners investment                                                 --          8,676          (8,676)(5)        --
  Treasury stock                                                    (195)                                        (195)
                                                                --------     --------        --------        --------

                                                                  12,810        8,676          (8,676)         12,810
                                                                --------     --------        --------        --------

TOTAL                                                           $ 23,230     $ 11,398        $ (7,698)       $ 26,930
                                                                ========     ========        ========        ========

See notes to unaudited pro forma condensed balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(1) On October 13, 1998, the Company acquired the auto parts distribution-center operated by A.P.S., Inc. ("APS") in Monroe, Louisiana ("Monroe DC"). The total purchase price approximated $7.3 million consisting of approximately $1.5 million of acounts receivable, $5.4 million of inventory, $300 thousand of notes receivables and $120 thousand of property and equipment. The purchase price, for all of the assets except accounts receivables, totaling $5.8 million was paid in cash at closing from the Company's cash reserves and credit facility. A.P.S., Inc. financed the accounts receivables totaling $1.5 million at 10% interest for 30 days.

         The Company intends to continue using this facility as an automotive distribution center for its auto parts business and for other auto parts suppliers covering the States of Louisiana and Mississippi.

(2)      Represents historical balance sheet of Monroe DC as of July 25, 1998.

(3) Elimination of assets not to be purchased and liabilities not to be assumed.

(4) Adjustment to reflect the cost of the purchase of the Monroe DC and related reduction in the Company's cash, incurrence of borrowings under the Company's line of credit and incurrence of borrowings to APS to finance the purchase of accounts receivable. The Company currently anticipates that the fair market value of the tangible assets acquired will approximate the cost of the acquisition and that no significant positive or negative goodwill will result from the acquisition. The Company is currently evaluating the fair market value of the assets purchased and will make appropriate adjustments as soon as that evaluation is complete.

(5)      To eliminate owner's investment account of Monroe DC.

RANKIN AUTOMOTIVE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED FEBRUARY 25, 1998 (IN THOUSANDS EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                                                                PRO FORMA
                                                                   MONROE       PRO FORMA          AS
                                                      RANKIN         DC        ADJUSTMENTS      ADJUSTED
                                                                     (1)

NET SALES                                             $ 38,656     $ 22,211     $(12,000)(3)    $ 48,867

COST OF GOODS SOLD                                      25,824       17,577      (12,000)(3)      31,401
                                                      --------     --------     --------        --------

           Gross profit                                 12,832        4,634         --            17,466

OPERATING, SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                               13,628        3,768         --            17,396
                                                      --------     --------     --------        --------

           Earnings (loss) from operations                (796)         866         --                70
                                                      --------     --------     --------        --------

INTEREST EXPENSE                                            52         --            600             652
                                                      --------     --------     --------        --------

EARNINGS (LOSS) BEFORE INCOME
  TAXES (CREDIT)                                          (848)         866         (600)           (582)

INCOME TAXES (CREDIT)                                      (60)         300         (300)(5)         (60)
                                                      --------     --------     --------        --------

NET EARNINGS (LOSS)                                   $   (788)    $    566     $   (300)       $   (522)
                                                      ========     ========     ========        ========

NET LOSS PER COMMON
  SHARE                                               $   (.17)                                 $   (.12)
                                                      ========                                  ========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                                     4,539                                     4,535
                                                      ========                                  ========


See notes to unaudited pro forma condensed statements of operations.

RANKIN AUTOMOTIVE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED AUGUST 25, 1998 (IN THOUSANDS EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                                                PRO FORMA
                                                        MONROE    PRO FORMA         AS
                                            RANKIN        DC     ADJUSTMENTS     ADJUSTED
                                                         (2)


NET SALES                                   $20,492    $ 9,687    $(5,400)(3)    $24,779

COST OF GOODS SOLD                           13,377      7,927     (5,400)(3)     15,904
                                            -------    -------    -------        -------

           Gross profit                       7,115      1,760       --            8,875

OPERATING, SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                     6,826      1,559       --            8,385
                                            -------    -------    -------        -------

           Earnings from operations             289        201       --              490
                                            -------    -------    -------        -------

INTEREST EXPENSE                                123       --         (300)(4)        423
                                            -------    -------    -------        -------

EARNINGS BEFORE INCOME TAXES                    166        201       (300)            67

INCOME TAXES                                   --           71        (71)(5)       --
                                            -------    -------    -------        -------

NET EARNINGS                                $   166    $   130    $  (229)       $    67
                                            =======    =======    =======        =======

NET EARNINGS PER COMMON
  SHARE                                     $   .04                              $   .01
                                            =======                              =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                          4,535                                4,535
                                            =======                              =======


See notes to unaudited pro forma condensed statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(1) Represents the historical results of operations of the Monroe DC for the year ended January 31, 1998.

(2) Represents the historical results of operations of the Monroe DC for the six months ended July 25, 1998.

(3) Adjustment to eliminate sales from Monroe DC to the Company and related cost of goods sold recorded by the Company.

(4) Adjustment to reflect the decrease in interest income on the cash that would have been used and the increase in interest on debt that would have been incurred to finance the acquisition of the Monroe DC if it had been acquired as of the beginning of the period presented.

(5)      Adjustment to income due to pro forma adjustments.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                      Rankin Automotive Group, Inc.
                                      ------------------------------------------
                                      (Registrant)


Dated:  December 23, 1998             /s/ Randall B. Rankin
                                      ------------------------------------------
                                      Randall B. Rankin, Chief Executive Officer

                           MONROE DISTRIBUTION CENTER

                          INDEX TO FINANCIAL STATEMENTS








Report of Independent Accountants ......................................................    F-2

Balance Sheets at January 25, 1997, January 31, 1998, and July 25, 1997 and 1998
(unaudited) ............................................................................    F-3

Statements of Income for the years ended January 25, 1997 and January 31, 1998 and
for the six months ended July 25, 1997 and 1998 (unaudited) ............................    F-4

Statements of Changes in Owner's Investment for the years ended January 25, 1997 and January 31,1998 and for the six months ended July 25, 1998
(unaudited) ............................................................................    F-5

Statements of Cash Flows for the years ended January 25, 1997 and January 31, 1998
and for the six months ended July 25, 1997 and 1998 (unaudited) ........................    F-6

Notes to Financial Statements ..........................................................    F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS



November 30, 1998

To the Board of Directors and Stockholders
APS Holding Corporation:

In our opinion, the accompanying balance sheets and the related statements of income, changes in owner's investment and cash flows present fairly, in all material respects, the financial position of the Monroe Distribution Center (a business unit of APS Holding Corporation) as of January 25, 1997 and January 31, 1998, and the results of its operations and its cash flows for the fiscal years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of APS Holding Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidenced supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As further discussed in Note 1, the financial statements have been prepared presenting the Monroe Distribution Center as a separate business unit of APS Holding Corporation.


/s/PricewaterhouseCoopers LLP
Dallas, Texas

                           MONROE DISTRIBUTION CENTER

                                 BALANCE SHEETS



                         ASSETS                              JANUARY 25, 1997   JANUARY 31, 1998     JULY 25, 1997    JULY 25, 1998
                                                             ----------------   ----------------     -------------    -------------
                                                                                                       (UNAUDITED)      (UNAUDITED)
Current assets:
  Cash .................................................        $       500        $       490        $       500        $     1,490
  Accounts receivable, less allowance for doubtful
  accounts of $78,686, $198,920, $138,851 and $119,239 .          2,648,188          2,847,663          2,917,069          3,566,668
  Notes receivable, current portion ....................             32,812             36,492             34,983             30,701
  Inventories ..........................................          3,234,592          4,216,045          4,009,491          6,167,649
  Prepaid expenses and other current assets ............             30,325             65,850             36,944             59,613
                                                                -----------        -----------        -----------        -----------

     Total current assets ..............................          5,946,417          7,166,540          6,998,987          9,826,121

Property and equipment, net ............................            119,855            138,960            145,160            143,909
Notes receivable .......................................            383,540            290,678            308,552            113,990
Intangible assets, less accumulated amortization of
$286,391, $329,468, $307,930 and $351,006 ..............            915,575            872,498            894,036            850,960
Deferred tax asset .....................................             22,212             78,323             43,920             45,852
Other assets ...........................................            778,108            578,862            724,241            418,096
                                                                -----------        -----------        -----------        -----------
                                                                $ 8,165,707        $ 9,125,861        $ 9,114,896        $11,398,928
                                                                ===========        ===========        ===========        ===========
           LIABILITIES AND OWNER'S INVESTMENT

Current liabilities:
  Accounts payable .....................................        $ 1,842,024        $ 2,270,835        $ 2,885,079        $   396,455
  Accrued liabilities ..................................            452,760            345,466            346,641            247,451
                                                                -----------        -----------        -----------        -----------

     Total current liabilities .........................          2,294,784          2,616,301          3,231,720            643,906

Liabilities subject to settlement ......................               --                 --                 --            2,078,770
Commitments and contingencies (Note 2) .................               --                 --                 --                 --

Owner's investment .....................................          5,870,923          6,509,560          5,883,176          8,676,252
                                                                -----------        -----------        -----------        -----------
                                                                $ 8,165,707        $ 9,125,861        $ 9,114,896        $11,398,928
                                                                ===========        ===========        ===========        ===========





    The accompanying notes are an integral part of the financial statements.

                           MONROE DISTRIBUTION CENTER

                              STATEMENTS OF INCOME


                                                                     YEARS ENDED                        SIX MONTHS ENDED
                                                        ---------------------------------------------------------------------------

                                                        JANUARY 25, 1997     JANUARY 31, 1998      JULY 25, 1997      JULY 25, 1998
                                                        ----------------     ----------------      -------------      -------------
                                                                                                    (UNAUDITED)         (UNAUDITED)

Net sales ........................................        $ 21,205,420         $ 22,211,362        $ 11,673,025        $  9,686,822

Cost of goods sold ...............................          16,414,513           17,577,044           9,270,228           7,927,081
                                                          ------------         ------------        ------------        ------------


  Gross profit ...................................           4,790,907            4,634,318           2,402,797           1,759,741

Selling, general and administrative expenses .....           3,375,770            3,831,570           1,928,988           1,567,997
                                                          ------------         ------------        ------------        ------------


  Operating income ...............................           1,415,137              802,748             473,809             191,744

Other income (expense) ...........................             (44,540)              63,431              40,579               9,108
                                                          ------------         ------------        ------------        ------------


  Income before income taxes .....................           1,370,597              866,179             514,388             200,852

Provision for income taxes .......................             472,430              299,908             177,820              70,621
                                                          ------------         ------------        ------------        ------------



  Net income .....................................        $    898,167         $    566,271        $    336,568        $    130,231
                                                          ============         ============        ============        ============






    The accompanying notes are an integral part of the financial statements.

                           MONROE DISTRIBUTION CENTER


                   STATEMENTS OF CHANGES IN OWNER'S INVESTMENT


Balance at January 27, 1996 ......................................        $ 8,247,128

Net income for the year ended January 25, 1997 ...................            898,167

Net transfers to parent company ..................................         (3,274,372)
                                                                          -----------

Balance at January 25, 1997 ......................................          5,870,923

Net income for the year ended January 31, 1998 ...................            566,271

Net transfers from parent company ................................             72,366
                                                                          -----------

Balance at January 31, 1998 ......................................          6,509,560

Net income for the six months ended July 25, 1998 (unaudited) ....            130,231

Net transfers from parent company (unaudited) ....................          2,036,461
                                                                          -----------

Balance at July 25, 1998 (unaudited) .............................        $ 8,676,252
                                                                          ===========






    The accompanying notes are an integral part of the financial statements.

                           MONROE DISTRIBUTION CENTER


                            STATEMENTS OF CASH FLOWS


                                                                           YEARS ENDED                      SIX MONTHS ENDED
                                                               -----------------------------------   -------------------------------
                                                               JANUARY 25, 1997   JANUARY 31, 1998   JULY 25, 1997    JULY 25, 1998
                                                               -----------------  ----------------   -------------    -------------
                                                                                                       (UNAUDITED)       (UNAUDITED)

Cash flows from operating activities:
  Net income ..................................................   $   898,167       $   566,271       $   336,568       $   130,231
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Depreciation and amortization .............................        61,825            68,476            33,364            35,512
    Bad debt expense ..........................................        48,923           104,665            40,149           (77,639)
    Change in operating assets and liabilities:
      Accounts receivable .....................................        56,781          (304,140)         (309,030)         (641,366)
      Inventories .............................................        11,765          (981,453)         (774,899)       (1,951,604)
      Prepaid expenses and other current assets ...............       220,837           (35,525)           (6,619)            6,237
      Deferred tax asset ......................................        (2,265)          (56,111)          (21,708)           32,471
      Accounts payable ........................................       562,719           428,811         1,043,055        (1,874,380)
      Accrued liabilities .....................................        (7,809)         (107,294)         (106,119)          (98,015)
      Liabilities subject to compromise .......................          --                --                --           2,078,770
      Other assets ............................................      (324,631)          199,246            53,867           160,766
                                                                  -----------       -----------       -----------       -----------
        Net cash provided by (used in) operating activities ...     1,526,312          (117,054)          288,628        (2,199,017)
                                                                  -----------       -----------       -----------       -----------

Cash flows from investing activities:
  Purchase of property and equipment ..........................       (17,411)          (44,504)          (37,130)          (18,923)
  Investment in notes receivable ..............................      (168,952)             --                --                --
  Repayment of notes receivable ...............................     1,934,423            89,182            72,817           182,479
                                                                  -----------       -----------       -----------       -----------

        Net cash provided by investing activities .............     1,748,060            44,678            35,687           163,556
                                                                  -----------       -----------       -----------       -----------

Cash flows from financing activities:
  Net transfers (to) from parent company ......................    (3,274,372)           72,366          (324,315)        2,036,461
                                                                  -----------       -----------       -----------       -----------

        Net cash provided by (used in) financing activities ...    (3,274,372)           72,366          (324,315)        2,036,461
                                                                  -----------       -----------       -----------       -----------

Net increase (decrease) in cash ...............................          --                 (10)             --               1,000
Cash at beginning of period ...................................           500               500               500               490
                                                                  -----------       -----------       -----------       -----------
Cash at end of period .........................................   $       500       $       490       $       500       $     1,490
                                                                  ===========       ===========       ===========       ===========






    The accompanying notes are an integral part of the financial statements.

                           MONROE DISTRIBUTION CENTER


                          NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         On February 2, 1998, APS Holding Corporation ("APS Holding") and its direct and indirect subsidiaries (collectively referred to as "the Company") filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). Since February 2, 1998, the Company has been operating as a debtor in possession ("DIP").

         ORGANIZATION - The Monroe Distribution Center ("Monroe") is a separate business unit of the Company and is composed of one Distribution Center which sells automotive replacement parts and accessories to associate jobber stores located in the Louisiana area. Monroe is not a legal entity. Monroe's accounts receivable, inventory and fixed assets serve as collateral for the obligations of the Company.

         ALLOCATIONS - Included in the accompanying financial statements are allocations of Company corporate overhead to Monroe. Such allocated overhead costs consist primarily of costs related to financial, marketing, management information, risk management, legal, and human resource services. Such costs were allocated based upon Monroe's sales as a percentage of total sales for the respective periods. Although management believes such method of allocation is reasonable, they are not able to determine whether the allocations of corporate overhead costs are indicative of actual expenses that would have been incurred by Monroe had it operated as an unaffiliated entity. The amounts of such overhead costs charged were $764,335, $1,002,035, $484,329 and $437,470 for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998, respectively.

         Net transfers (to) from the Company are reflected as a component of owner's investment. No interest is charged on such transfers.

         FISCAL YEAR - Monroe's fiscal year ends on the last Saturday in January.

         INTERIM FINANCIAL STATEMENTS - The balance sheets at July 25, 1997 and 1998 and the related statements of income, changes in owner's investment, and cash flows for the six months ended July 25, 1997 and 1998 are unaudited. In the opinion of management, such financial statements include all normal recurring adjustments considered necessary for the fair presentation of such financial statements. Interim results are not necessarily indicative of results for a full year.

         CUSTOMER NOTES RECEIVABLE - The adequacy of the allowance for losses on customer notes receivable is periodically evaluated in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance includes a review of each note's credit history, the estimated value of collateral and other circumstances that may affect the customer's ability to repay principal and interest. A customer's note receivable is considered impaired when it is probable that Monroe will be unable to collect all amounts due according to the scheduled payments and other contractual terms of the note. Impairment losses are included in the provision for bad debts.

         Interest payments on impaired customer notes receivable are typically applied to principal unless collectibility of the principal amount is fully assured, in which case interest income is recognized on the cash basis.

         Customer notes receivable are generally classified as nonaccrual if they are past due for 90 days or more, unless such notes are well-collateralized and/or in the process of collection. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained portion of repayment performance for a minimum of three months.

                           MONROE DISTRIBUTION CENTER

                          NOTES TO FINANCIAL STATEMENTS

         INVENTORIES - Inventories consist primarily of replacement automobile parts and accessories and are stated at the lower of first-in, first-out ("FIFO") cost or market. Monroe's cost of inventory is not necessarily indicative of the cost that would have been incurred by Monroe had it operated as an independent entity.

         VENDOR INCENTIVES - Monroe receives from certain of its suppliers discounts and allowances designated for advertising, promotional and discounting activities as well as one-time changeover incentives for changing suppliers on certain product categories. Such discounts and allowances are recorded to cost of goods sold when earned. Product changeover incentives are recorded to selling, general, and administrative expenses to offset direct and indirect costs incurred to carry out the product changeover.

         PROPERTY AND EQUIPMENT - Property and equipment of Monroe are stated at cost. Expenditures for major renewals and betterments, which extend the original estimated economic useful lives of the applicable assets, are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is reflected in the current statements of income.

         Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets as set forth below. Depreciation and amortization expense for property and equipment totaled $18,748, $25,399, $11,825 and $13,974 for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998, respectively.


           CLASSIFICATION                     JANUARY 25, 1997  JANUARY 31, 1998   JULY 25, 1997     JULY 25, 1998   ESTIMATED LIVES
           --------------                     ----------------  ----------------   -------------     -------------   ---------------
                                                                                     (UNAUDITED)       (UNAUDITED)
Warehouse and shop equipment ..............     $   131,994       $   173,998       $   166,624      $   192,921      3-15 years
Furniture, fixtures and other equipment ...          63,335            63,335            63,335           63,335      10 years
Leasehold improvements ....................          40,484            42,984            42,984           42,984      the lesser of
                                                -----------       -----------       -----------      -----------      useful life or
                                                    235,813           280,317           272,943          299,240      lease term

Accumulated depreciation and
amortization ..............................        (115,958)         (141,357)         (127,783)        (155,331)
                                                -----------       -----------       -----------      -----------
                                                $   119,855       $   138,960       $   145,160      $   143,909
                                                ===========       ===========       ===========      ===========



         INTANGIBLE ASSETS - Intangible assets consist of the associate jobber network and the excess of the purchase price over the fair value of net assets acquired. Intangible assets are amortized on a straight-line basis over the estimated life ranging from 5 to 30 years. Amortization expense for intangible assets totaled $43,077, $43,077, $21,539 and $21,538 for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998, respectively.

         In the fourth quarter of Fiscal Year ended January 27, 1996 ("Fiscal Year 1996"), Monroe adopted Statement of Financial Accounting Standards No. 121, entitled "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of" (SFAS No. 121"), which requires evaluation of impairment based on undiscounted future cash flows. If such cash flows are not expected to recover the unamortized cost , the intangible assets are written down to fair value.

         OTHER ASSETS - Other assets consist primarily of deferred changeover costs incurred by Monroe to change the inventory of new customers over to inventory supplied by Monroe. The changeover costs are amortized on a straight-line basis between one to five years.

                           MONROE DISTRIBUTION CENTER

                          NOTES TO FINANCIAL STATEMENTS

         INCOME TAXES - Monroe utilizes the liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences in the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred income tax assets to an amount that is more likely than not expected to be realized.

         Monroe is included in the consolidated federal and state income tax returns of the Company. Current and deferred taxes are calculated by Monroe as if it were a separate taxpayer. The current taxes payable or receivable are reflected as a component of owner's investment.

         REVENUE RECOGNITION - Monroe records sales when its products are shipped. A reserve is maintained for anticipated returns and allowances, based primarily on historical experience and current estimates.

         MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         NEW ACCOUNTING STANDARDS - Monroe will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," no later than the fourth quarter of Fiscal Year ending January 30, 1999 ("Fiscal Year 1999"). SFAS No. 131 establishes standards for the manner in which public business enterprises report selected information about operating segments.

         Monroe will adopt the disclosure requirements of SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," no later than the fourth quarter of Fiscal Year 1999. SFAS No. 132 revises disclosure requirements for pension and postretirement benefit plans so as to standardize certain disclosures and eliminate certain other disclosures no longer deemed useful. SFAS No. 132 does not change the measurement or recognition criteria for such plans.

         Monroe will adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," no later than the first quarter of Fiscal Year ending January 27, 2001 ("Fiscal Year 2001"). SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives will be recognized as either assets or liabilities and measured at fair value. The Company is currently studying this newly-issued accounting rule, and the impact of adopting SFAS No. 133, if any, has not yet been determined.

2.       COMMITMENTS AND CONTINGENCIES:

Litigation

         Legal actions incident to the ordinary course of business are pending against the Company. In the opinion of management, the eventual disposition of these matters will have no material adverse effect on the financial position, results of operation, or cash flows of Monroe.

                           MONROE DISTRIBUTION CENTER

                          NOTES TO FINANCIAL STATEMENTS

Leases

         The Monroe Distribution Center and certain equipment are leased under non-cancelable operating lease agreements which expire at various dates through 2005. The leases provide for the payment of taxes, insurance and maintenance expenses related to the leased assets. The warehouse lease provides for renewal options of 5 to 10 years. Rental expense for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998 was $242,538, $221,791, $116,423 and $90,503, respectively. Future minimum operating lease payments as of January 31, 1998 are as follows:

       FISCAL YEAR
       -----------
       1999..........................................   $    171,603
       2000..........................................        157,559
       2001..........................................        123,647
       2002..........................................        115,107
       2003..........................................        113,167
       Thereafter....................................        168,143
                                                        ------------

       Total minimum obligations...............         $    849,226
                                                        ============

Concentration of Credit Risk

         For the year ended January 25, 1997, one customer accounted for more than 51% of Monroe's total sales. For the year ended January 31, 1998, one customer accounted for more than 54% of Monroe's total sales. For the six months ended July 25, 1997, one customer accounted for more than 52% of Monroe's total sales. For the six months ended July 25, 1998, one customer accounted for more than 55% of Monroe's total sales.

         At January 25, 1997, one customer accounted for more than 53% of Monroe's total accounts receivable. At January 31, 1998, one customer accounted for more than 54% of Monroe's total accounts receivable. At July 25, 1997, one customer accounted for more than 54% of Monroe's total accounts receivable. At July 25, 1998, one customer accounted for more than 45% of Monroe's total accounts receivable.

3.       EMPLOYEE BENEFIT PLANS:

         Certain employees of Monroe are eligible to participate in the APS, Inc. Partnership Plan ("the Partnership Plan"), a defined contribution savings plan. An employee becomes eligible to participate in and contribute to the plan after one year of service and the attainment of age twenty-one. Employees may contribute 2% to 15% of their annual compensation, which is matched 50% by the Company up to 6% of their contribution. Employees become fully vested in the Company's contribution to the plan after five years of service. Contribution expense related to the Partnership Plan totaled $3,886, $5,361, $2,604 and $2,055 during the years ended January 25, 1997 and January 31, 1998 and during the six months ending July 25, 1997 and 1998, respectively.

         Certain employees of Monroe participate in the A.P.S., Inc. Employees' Retirement Plan (the "APS Plan"). This defined benefit pension plan covers substantially all full-time employees who have completed one year of service and reached the age of twenty-one. Generally, benefits are based on years of service and the employees' average final compensation integrated with Social Security benefits as defined in the APS Plan's agreements. The Company's funding policy is to contribute to the APS Plan such amount that is actuarially required to fund the

                           MONROE DISTRIBUTION CENTER

                          NOTES TO FINANCIAL STATEMENTS


benefits of the APS Plan. In September 1992, A.P.S., Inc.'s Board of Directors authorized a freeze of pension benefits offered under the APS Plan and participants in the APS Plan became fully vested. Monroe's share of expense related to the APS Plan is included in the overhead allocation from the Company. In connection with the disposal of Monroe (see note 6), the purchaser assumes no assets or liabilities related to the APS Plan.

4.       INCOME TAXES:

The provision for income taxes for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998, is composed of the following:

                                            JANUARY 25, 1997   JANUARY 31, 1998    JULY 25, 1997    JULY 25, 1998
                                            ----------------   ----------------    -------------    -------------
                                                                                    (UNAUDITED)       (UNAUDITED)

Current federal income tax provision ...        $ 474,695         $ 356,019         $ 199,528         $  38,150
Deferred federal income tax provision
(benefit) ..............................           (2,265)          (56,111)          (21,708)           32,471
                                                ---------         ---------         ---------         ---------

Total income tax provision .............        $ 472,430         $ 299,908         $ 177,820         $  70,621
                                                =========         =========         =========         =========


A reconciliation of the total income tax provision and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998 is as follows:

                                        JANUARY 25, 1997    JANUARY 31, 1998    JULY 25, 1997    JULY 25, 1998
                                        ----------------    ----------------    -------------    -------------
                                                                                 (UNAUDITED)       (UNAUDITED)



Statutory tax rate ....................      34.00%              34.00%              34.00%          34.00%
Other .................................       0.47%               0.62%               0.57%           1.16%
                                             -----               -----               -----           -----

                                             34.47%              34.62%              34.57%          35.16%
                                             =====               =====               =====           =====

The tax effects of the temporary differences giving rise to Monroe's net deferred tax assets at January 25, 1997, January 31, 1998 and July 25, 1997 and 1998 are as follows:

                                               JANUARY 25, 1997     JANUARY 31, 1998    JULY 25, 1997     JULY 25, 1998
                                               ----------------     ----------------    -------------     -------------
                                                                                         (UNAUDITED)        (UNAUDITED)
Deferred tax assets:

Inventory reserves and capitalization .....        $ 3,174               $12,338            $ 5,010           $14,276
Allowance for doubtful accounts ...........         18,073                58,763             35,110            21,256
Intangible assets .........................         22,798                26,964             24,885            29,043
                                                   -------               -------            -------           -------

                                                    44,045                98,065             65,005            64,575
                                                   -------               -------            -------           -------

Deferred tax liabilities:

  Property and equipment ..................         21,833                19,742             21,085            18,723
                                                   -------               -------            -------           -------

Net deferred tax asset ....................        $22,212               $78,323            $43,920           $45,852
                                                   =======               =======            =======           =======

                           MONROE DISTRIBUTION CENTER

                          NOTES TO FINANCIAL STATEMENTS

5.       RELATED PARTY TRANSACTIONS:

         Included in Net sales and Cost of goods sold for the year ended January 31, 1998 and for the six months ended July 25, 1997 and 1998 are intercompany sales between Monroe and stores owned by the Company. Intercompany sales for the year ended January 31, 1998 and for the six months ended July 25, 1997 and 1998 are $30,936, $26,859 and $506, respectively. Intercompany Cost of goods sold for the year ended January 31, 1998 and for the six months ended July 25, 1997 and 1998 are $27,970, $24,057 and $535, respectively.

         Not included in Net sales and Cost of goods sold for the years ended January 25, 1997 and January 31, 1998 and for the six months ended July 25, 1997 and 1998 are transfers to other company units in the amount of $46,815, $13,413, $10,524 and $27,830, respectively. These transfers did not result in gross profit for Monroe.

6.       SUBSEQUENT EVENTS (UNAUDITED):

         On October 13, 1998, the Company sold Monroe to Rankin Automotive Group, Inc. ("Rankin"). These audited financial statements were prepared for the sole purpose of enabling Rankin to comply with their financial reporting requirements. The assets sold to Rankin include certain accounts and notes receivable, inventory and fixed assets. Proceeds received from the sale were less than the book value of the assets sold and a loss was recorded by the Company of $2,768,440.